UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
January 19, 2017
Date of Report (Date of earliest event reported)
ABRAXAS PETROLEUM CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	1-16071	74-2584033
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

18803 Meisner Drive
San Antonio, Texas 78258
(210) 490-4788
(Address of principal executive offices and Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Item 1.01 Entry into a Material Definitive Agreement.

On January 19, 2017, Abraxas Petroleum Corporation (the “Company) entered into an Underwriting Agreement (the “Underwriting Agreement”), filed herewith as Exhibit 1.1, with Seaport Global Securities LLC, as representative of the several underwriters named therein (collectively, the “Underwriters”), pursuant to which the Company agreed to sell 25,000,000 shares of its common stock, par value $0.01 per share (the “Common Stock”), at a price of $2.40 per share of Common Stock to the public. The Underwriters were also granted an over-allotment option for a period of 30 days to purchase up to a maximum of 3,750,000 additional shares of the Common Stock from the Company. The offer and sale of the shares of Common Stock were registered with the Securities and Exchange Commission pursuant to a Registration Statement on Form S-3 (File No. 333-212342), and the closing is expected to occur on or about January 25, 2017.

The Company intends to use the net proceeds from this offering of approximately $56.8 million (and the net proceeds from any exercise of the underwriters’ option to purchase additional shares of Common Stock) to accelerate its drilling program with an expanded capital expenditure budget of approximately $110.0 million. The Company may also use such proceeds for general corporate purposes including acquisitions. The Company has historically drawn on its bank credit facility to fund its capital expenditures and intends to initially use the net proceeds from the offering to repay the amounts outstanding under this facility. After such repayment, the Company expects to have approximately $93.4 million of available borrowing capacity under its bank credit facility.

From time to time, certain of the Underwriters and their respective affiliates have provided, and may continue to provide, investment banking services to the Company and its affiliates in the ordinary course of their businesses, and have received, and may continue to receive, compensation for such services.

The Underwriting Agreement contains representations and warranties that we made as of specific dates. Except for its status as a contractual document that establishes and governs the legal relations among the parties, the Underwriting Agreement is not intended to be a source of factual, business or operational information about any of the parties thereto. The representations and warranties were made as of specific dates, only for purposes of the proposed transactions, and solely for the benefit of the parties to the Underwriting Agreement. These representations and warranties may be subject to limitations agreed between the parties, including being qualified by disclosures between the parties. The representations and warranties may have been made to allocate risks among the parties, including where the parties do not have complete knowledge of all facts, instead of establishing matters as facts. Furthermore, those representations and warranties may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the Underwriting Agreement. Moreover, information concerning the subject matter of such representations and warranties may change after the date of these representations and warranties, which may or may not be fully reflected in the parties’ public disclosures. The foregoing description of the Underwriting Agreement is qualified in its entirety by reference to such Underwriting Agreement, a copy of which is filed herewith as Exhibit 1.1 and is incorporated herein by reference.

Item 7.01 Regulation FD Disclosure.
On January 20, 2017, the Company issued a news release announcing the pricing of the offering described in Item 1.01 of this Current Report on Form 8-K. A copy of the news release is furnished as Exhibit 99.1 hereto.

The information contained in this Item 7.01 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933 or the Exchange Act, except as shall be expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits
Number Description

1.1	Underwriting Agreement dated January 19, 2017 between Abraxas Petroleum Corporation and Seaport Global Securities LLC, as representative of the several underwriters named therein
5.1	Opinion of Holland & Hart LLP
23.1	Consent of Holland & Hart LLP (included in Exhibit 5.1 hereto).
99.1	News Release dated January 20, 2017, announcing public offering of the shares of common stock.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABRAXAS PETROLEUM CORPORATION
By: /s/ Geoffrey R. King
Geoffrey R. King
Vice President and Chief Financial Officer

Dated: January 20, 2017

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